Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Innovo Group Inc.

We have audited the accompanying balance sheets of the Private Label Division of Innovo Group Inc. as of November 26, 2005 and November 27, 2004, and the related statements of operations, invested equity, and cash flows for the period November 27, 2005 to May 12, 2006, the fiscal years ended November 26, 2005 and November 27, 2004, and the period July 27, 2003 to November 29, 2003. These financial statements are the responsibility of Innovo Group Inc.’s (“Innovo”) management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Private Label Division of Innovo Group Inc.’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Private Label Division of Innovo Group Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Private Label Division of Innovo Group Inc. at November 26, 2005 and November 27, 2004, and the results of its operations and its cash flows for the period November 27, 2005 to May 12, 2006, the fiscal years ended November 26, 2005 and November 27, 2004, and the period July 27, 2003 to November 29, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, on November 27, 2005 the Company changed its method of accounting for share based payments.

/s/ Ernst & Young LLP

Los Angeles, California

July 25, 2006

INNOVO GROUP INC.

PRIVATE LABEL DIVISION

BALANCE SHEETS

(in thousands)

	November 27, 2004	November 26, 2005
ASSETS
Current assets
Cash and cash equivalents	$204	$68
Accounts receivable, net of allowance for customer credits and returns of $56 (2004) and $23 (2005)	101	8
Inventories, net	1,049	366
Due from related parties, net	298	2,639
Prepaid expenses and other current assets	83	20

Total current assets	1,735	3,101

Property and equipment, net	100	59
Goodwill	12,572	—
Intangible assets, net	11,394	10,074

Total assets	$25,801	$13,234

LIABILITIES AND INVESTED EQUITY
Current liabilities
Accounts payable and accrued expenses	$131	$84
Due to factor	57	130
Current portion of related party long-term debt	673	1,677

Total current liabilities	861	1,891
Related party long-term debt	8,627	7,085

Commitments and contingencies

Invested equity	16,313	4,258

Total liabilities and invested equity	$25,801	$13,234

The accompanying notes are an integral part of these financial statements.

INNOVO GROUP INC.

PRIVATE LABEL DIVISION

STATEMENTS OF OPERATIONS

	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		November 27, 2004	November 26, 2005
Net sales	$31,635	$77,992	$72,670	$19,980
Cost of goods sold	26,768	66,004	61,625	16,830

Gross profit	4,867	11,988	11,045	3,150

Operating expenses
Direct expenses	2,621	5,713	5,605	2,282
Impairment loss on goodwill	—	—	12,572	—
Corporate expenses	341	1,672	2,024	1,141

Total expenses	2,962	7,385	20,201	3,423

Income (loss) before interest and taxes	1,905	4,603	(9,156)	(273)
Interest	(480)	(980)	(1,064)	(376)
Other expense	—	—	—	3
Loss on sale of assets	—	—	—	(2,533)

Net income (loss)	$1,425	$3,623	(10,220)	(3,179)

The accompanying notes are an integral part of these financial statements.

INNOVO GROUP INC.

PRIVATE LABEL DIVISION

STATEMENTS OF CHANGES IN INVESTED EQUITY

	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		November 27, 2004	November 26, 2005
Balance at beginning of period	$2,073	$3,255	$16,313	$4,258
Net advances (to) from parent and other	(243)	9,435	(1,835)	(1,079)
Net income (loss)	1,425	3,623	(10,220)	(3,179)

Balance at end of period	$3,255	$16,313	$4,258	$—

The accompanying notes are an integral part of these financial statements.

INNOVO GROUP, INC

PRIVATE LABEL DIVISION

STATEMENTS OF CASH FLOWS

(in thousands)

	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		November 27, 2004	November 26, 2005
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$1,425	$3,623	$(10,220)	$(3,179)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10	48	47	24
Goodwill impairment loss	—	—	12,572	—
Loss on sale of assets	—	—	—	2,533
Amortization of intangibles	869	1,320	1,320	605
Stock compensation expenses	—	—	—	182
Provision for uncollectible accounts	27	46	(33)	122
Changes in operating assets and liabilities:
Accounts receivable	545	572	126	(1,450)
Inventories	305	(539)	683	186
Prepaid expenses and other	(271)	69	63	11
Due to related parties	(985)	(1,078)	(2,341)	4,745
Accounts payable and accrued expenses	(63)	(216)	(47)	17

Net cash provided by operating activities	1,862	3,845	2,170	3,796

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(87)	(20)	(6)	(2)

Cash used in investing activities	(87)	(20)	(6)	(2)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payables and long term debt	(225)	(68)	(538)	(825)
Net advances to parent	(2,337)	(3,065)	(1,835)	(2,907)
Proceeds from (payments on) factor borrowing, net	802	(745)	73	(130)

Net cash used in financing activities	(1,760)	(3,878)	(2,300)	(3,862)

NET CHANGE IN CASH AND CASH EQUIVALENTS	15	(53)	(136)	(68)

CASH AND CASH EQUIVALENTS, at beginning of period	242	257	204	68

CASH AND CASH EQUIVALENTS, at end of period	$257	$204	$68	$—

The accompanying notes are an integral part of these consolidated financial statements.

INNOVO GROUP INC. - PRIVATE LABEL DIVISION

NOTES TO FINANCIAL STATEMENTS

1. Background and Basis of Presentation

Background

On March 31, 2006, Innovo Group Inc., or Innovo Group, and its wholly owned subsidiary, Innovo Azteca Apparel, Inc., or IAA, entered into an Asset Purchase Agreement, or Cygne APA, with Cygne Designs, Inc., or Cygne. On May 12, 2006, Innovo Group’s stockholders approved the sale of the private label division pursuant to the Cygne APA. Immediately thereafter, Innovo Group and Cygne closed the transaction. No cash was transferred except each party was responsible for its respective transaction costs. Pursuant to the Cygne APA, Innovo Group agreed to sell to Cygne certain assets related to its private label apparel division. While Innovo Group had a preexisting private label apparel business, IAA significantly added to its private label business by acquiring the primary assets of the private label apparel division of the Blue Concept Division of Azteca Production International, Inc., or Azteca, Hubert Guez and his brother, Paul Guez, two of Innovo Group’s stockholders and the principal owners of Azteca on July 17, 2003 through an asset purchase agreement, or the Blue Concept APA. Pursuant to the Blue Concept APA, IAA acquired the assets related to designing, manufacturing and wholesaling denim and other related apparel products. The primary customer relationship purchased under the Blue Concept APA was American Eagle Outfitters, Inc., or AEO, a national retailer. Other customers of the private label division from time to time during the period from fiscal 2003 to the date of the sale included Target Corporation, Warnaco and Kmart Corporation. Because of the pre-existing private label business, these financial statements present the results of operations for the private label business beginning the first fiscal month immediately following the Blue Concept asset purchase.

The assets sold under the Cygne APA included the private label division’s customer list, the assumption of certain existing purchase orders and inventory related to the private label division, and the assumption of the benefit of a non-compete clause in favor of Azteca entered into under the Blue Concept APA. In exchange for the purchased assets, Cygne agreed to assume certain liabilities associated with the private label division, including, the remaining obligation under the original promissory note executed in favor of Azteca under the Blue Concept APA (and as more fully described in “Note 3 – Related Party Transactions”), certain other liabilities owed in connection with the private label division to Azteca in excess of $1,500,000, certain liabilities associated with outstanding purchase orders and inventory schedules listed in the Cygne APA, the obligation to continue to pay the earn-out under the original asset purchase agreement and the assumption of the liabilities related to the workforce of the private label division. The aggregate value of the assumed liabilities, which represented the purchase price for the transaction at the time of execution of the Cygne APA, was estimated to be $10,437,000, subject to certain permitted adjustments as of the closing date.

The following table sets forth a summary of the assumption of the liabilities less the net book value of the assets and Innovo Group’s resulting loss on the sale of these assets (in thousands):

Note payable - related party	$7,937
Other related party liabilities	2,500

Total purchase price (Liabilities assumed by buyer)	10,437

Net intangible asset - Customer relationship	9,469
Raw material inventory	3,360

Net book value of assets sold	12,829

Loss, before estimated transaction costs	2,392
Estimated transaction costs	141

Loss on sale of Private Label Division	$2,533

Basis of Presentation

The financial statements include certain assets, liabilities and related operations of the private label apparel division of IAA, or the Private Label Division. The financial statements include historical operations of the Private Label Division that were transferred to Cygne on May 12, 2006.

The financial statements have been derived from the financial statements and accounting records of Innovo Group Inc. using the historical results of operations and historical basis of assets and liabilities of what was accounted for as Innovo Group’s Private Label Division. Certain assets and liabilities of the Private Label Division remained with Innovo Group after consummation of the transaction, including certain accounts receivable and general business related assets, including cash and cash equivalents, property and equipment (i.e., such as sewing machines, computers, equipment and other related physical property) and certain related party liabilities not assumed by Cygne. Accordingly, the effect of transferring the remaining assets and liabilities to the parent at the sale date has been recorded as intercompany transactions and distributions in the statement of invested equity.

These financial statements may not necessarily reflect the Private Label Division’s results of operations, financial position and cash flows in the future.

These financial statements include allocations of certain of Innovo Group’s corporate overhead, assets, liabilities and expenses relating to the Private Label Division that were transferred to Cygne. General corporate overhead primarily includes salaries and expenses for executive management, finance, legal, human resources, information services, corporate insurance, investor relations departments and professional services. The Identified corporate expenses have been allocated based on the ratio of the Private Label Division’s revenue as a percentage of Innovo Group’s total revenue or based on management’s estimate of related activity (between 20 – 50% of total corporate expense) for each of the other identifiable costs associated with the Private Label Division. Management believes that the costs of the services charged to the Private Label Division are a reasonable representation of the costs that would have been incurred if the Private Label Division had performed these functions as a stand-alone business.

The accompanying financial statements have been prepared assuming that the Private Label Division will continue as a going concern. This basis of accounting contemplates the recovery of its assets and the settlement of its liabilities in the ordinary course of conducting business. The Private Label Division uses cash generated from its credit financing arrangements and operations to fund capital expenditures and expenses, as well as to invest in and operate its existing operations.

At November 26, 2005, Innovo Group conducted its annual impairment test of goodwill. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets,” management determined that it was appropriate to record an impairment charge with respect to the goodwill associated with its Private Label Division. As a result, the Private Label Division recognized an impairment charge for goodwill in the amount of $12,572,000. See “Note 2 – Summary of Significant Accounting Policies - Impairment of Long-Lived Assets and Intangibles.”

Interest Expense

The Private Label Division’s financial statements include interest expense associated with interest expense from its factoring and inventory lines of credit and interest expense on the convertible promissory note issued as a part of the purchase of the Blue Concept Division from Azteca in July 2003. The Private Label Division was funded through net advances from Innovo Group and its subsidiaries. It was management’s intention that these net advances were interest-free and would not be required to be repaid. Below is the detailed schedule of Innovo Group Inc’s Invested Equity (in thousands).

	For the period July 27,2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		November 27, 2004	November 26, 2005
Balance at beginning of period	$2,073	$3,255	$16,313	$4,258
Allocated corporate expense from parent	341	1,672	2,024	1,141
Stock-based compensation expense related to parent’s stock option	—	—	—	182
Assumption of remaining private label liabilities in excess of net assets by parent				1,420
Net advances (to) from parent	(584)	7,763	(3,859)	(3,822)
Net income (loss)	1,425	3,623	(10,220)	(3,179)

Balance at end of period	$3,255	$16,313	$4,258	$—

Income Taxes

Innovo Group accounts for income taxes using the asset and liability approach as promulgated by SFAS No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of Innovo Group’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settle. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of Innovo Group’s management, it is more likely than not that such assets will not be realized.

Innovo Group had consolidated net losses for the periods presented and management has determined that realization of its consolidated net deferred income tax assets does not meet the more likely than not criteria under SFAS No. 109 for recognition. As a result, a valuation allowance has been provided for by Innovo Group Inc. In the absence of a tax sharing agreement and because of the net operating losses of the parent, income taxes have been excluded in the financial statements of the Private Label Division. Additionally, income tax benefits were not considered in the Cygne APA.

Management estimates that if income taxes were computed for the Private Label Division, on a separate return basis, the pro-forma net income (loss) would be as follows (in thousands):

	(Unaudited)
	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		November 27, 2004	November 26, 2005
Net income (loss) as reported	$1,425	$3,623	$(10,220)	$(3,179)
Pro-forma income taxes (benefits)
Federal	485	1,232	(1,717)	—
State	83	211	1	1

Pro forma net income (loss)	$857	$2,180	$(8,504)	$(3,180)

On a separate return basis, the estimated effective income tax rates for federal and state purposes would have been 34.0% and 5.8%, respectively for the period July 27, 2003 to November 29, 2003 and the fiscal year ended November 27, 2004, respectively. The Private Label Division’s net loss for the fiscal year ended November 26, 2005 would have resulted in the recognition a federal tax benefit equal to the federal expense for the two year carry back period. The net loss for the period ended May 12, 2006 would have also increased the Private Label deferred income tax asset during this period. The Private Label Division would have provided a valuation allowance for its remaining deferred income tax assets, including net operating losses generated by the asset sale for the year ended November 26, 2005 and the period November 27, 2005 to May 12, 2006 because of the uncertainty regarding their recognition. Accordingly, no income tax benefit has been recognized in the pro forma calculation.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates also include the allocation of corporate expenses to the Private Label Division. Actual results could differ from these estimates.

Revenue Recognition

Revenues are recorded when title transfers to the customer, which is typically at the shipping point. The Private Label Division records estimated reductions to revenue for customer programs, including co-op advertising, other advertising programs or allowances which are based upon a percentage of sales. The Private Label Division also allows for returns based upon pre-approval or for damaged goods. Such returns are estimated and an allowance is provided at the time of sale.

Financial Instruments

The fair values of the Private Label Division’s financial instruments (consisting of cash, accounts receivable, accounts payable, due to factor and notes payable) do not differ materially from their recorded amounts because of the relatively short period of time between origination of the instruments and their expected realization. The Private Label Division neither holds, nor is obligated under, financial instruments that possess off-balance sheet credit or market risk.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

The Private Label Division accounts for goodwill and other intangible assets in accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment while intangible assets that have finite useful lives continue to be amortized over their respective useful lives. Accordingly, the Private Label Division has not amortized goodwill.

SFAS No. 142 requires that goodwill and other intangibles be tested for impairment using a two-step process. The first step is to determine the fair value of the reporting unit, which may be calculated using a discounted cash flow methodology, and compare this value to its carrying value. If the fair value exceeds the carrying value, no further work is required and no impairment loss would be recognized. The second step is an allocation of the fair value of the reporting unit to all of the reporting unit’s assets and liabilities under a hypothetical purchase price allocation based upon internal estimates of expected cash flows associated with the private label business.

For fiscal 2005, the Private Label Division recognized a total impairment charge for goodwill of approximately $12,572,000. Management determined that the fair value of the Private Label Division was not adequate to sustain the amount of goodwill allocated to this line of operation and accordingly, recognized a permanent impairment loss as part of operating loss for fiscal 2005. The principal factors that resulted in the impairment loss were the future uncertainties related to expected net sales from existing private label customers, the cost of operations related to private label and projected cash flows from operations.

Cash Equivalents

The Private Label Division considers all highly liquid investments that are both readily convertible into known amounts of cash and mature within 90 days from their date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Private Label Division to significant concentrations of credit risk consist principally of cash, accounts receivable and amounts due from factor. The Private Label Division maintains cash and cash equivalents with various financial institutions. Its policy is designed to limit exposure to any one institution. The Private Label Division performs periodic evaluations of the relative credit rating of those financial institutions that are considered in the Private Label Division’s investment strategy.

Concentrations of credit risk with respect to accounts receivable are limited due to the limited number of customers comprising the Private Label Division’s customer base. For fiscal 2005 and 2004 the Private Label Division’s gross non-factored accounts receivable and client-risk factored receivables of $101,000 and $220,000 respectively. These amounts are at risk if the customer fails to pay. The Private Label Division does not require collateral for trade accounts receivable. The Private Label Division provides an allowance for estimated losses to be incurred in the collection of accounts receivable based upon the aging of outstanding balances and other account monitoring analysis. The net carrying value approximates the fair value for these assets. Such losses have historically been within management’s expectations. Uncollectible accounts are written off once collection efforts are deemed by management to have been exhausted.

Stock-Based Compensation

The Private Label Division did not have a separate stock incentive plan. Private Label employees and other eligible employees participated in the parent company’s stock incentive plan. In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 123(R) “Share Based Payment,” which requires all share-based payments to employees and directors, including grants to employees and directors of stock options, to be recognized in the statement of operations based upon their fair values. Pro forma disclosure is no longer an alternative. Innovo Group Inc. adopted SFAS No. 123(R) utilizing the “modified prospective” basis method on November 27, 2005, the beginning of its 2006 fiscal year. A “modified prospective” method is where compensation cost is recognized beginning on November 27, 2005 for all share-based payments granted after that date and for all awards that remain unvested as of that date. Under the modified prospective application transition method, no cumulative effect of change in accounting principle charge is required for the Private Label Division and prior periods have not been restated. Total stock-based compensation expense for the period November 27, 2005 to May 12, 2006 was approximately $182,000. Of this amount, $43,000 was directly attributable to stock options issued to a Private Label Division employee and $139,000 of this expense was allocated based on the percentage of executive salary expense allocated to the Private Label Division.

Until November 27, 2005, Innovo Group accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees” and complied with the disclosure provisions of SFAS Statement No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is recognized over the vesting period based on the difference, if any, between the stock’s fair value and price to the employee on the date of grant. If the Private Label Division had elected to recognize compensation cost for stock options based on their fair value at the granted dates consistent with the method prescribed by SFAS No. 123(R), the Private Label Division would have recorded total additional charges for the period July 27, 2003 to November 29, 2003, the years ended November 27, 2004 and November 26, 2005 of approximately $54,000, $486,000 and $2,722,000 respectively. The direct expense amounts for these same periods would have been $0, $23,000 and $396,000.

As a result of the assumption of the liabilities associated with certain of the Private Label Division’s employees by Cygne, Innovo Group expects that options to purchase up to 308,334 shares of Innovo Group’s common stock will be forfeited or expire unexercised because under the terms of the option agreement, the participant has 90 days following termination of employment to exercise the option. There is no additional vesting of this option after May 12, 2006 and as such no additional stock-based compensation expense will be recognized in future periods. The exercise prices of these options range from $1.63 to $2.22, which is significantly above Innovo Group’s current market price.

Property and Equipment

Property and equipment are stated at the lesser of cost or fair value in the case of impaired assets. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated service lives of the improvements, whichever is shorter. Routine maintenance and repairs are charged to expense as incurred. On sale or retirement, the asset cost and related accumulated depreciation or amortization is removed from the accounts, and any related gain or loss is included in the determination of net income (loss).

Other Recently Issued Financial Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” This Statement amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (scrap). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. As such, Innovo Group plans to adopt these provisions for the annual reporting period beginning November 27, 2005. The adoption of SFAS 151 does not have a material impact Innovo Group or its Private Label Division’s results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, or SFAS 154. SFAS 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Innovo Group does not believe that the adoption of SFAS 154 will have a material effect on its Private Label Division or the consolidated results of operations or financial position.

3. Related Party Transactions

Commerce Investment Group and affiliates

Innovo Group has a strategic relationship with certain of its stockholders, Hubert Guez, Paul Guez and their affiliated companies, including Azteca and Commerce Investment Group LLC, or Commerce. By virtue of this relationship, Innovo Group has entered into the following agreements, at various times, with Hubert Guez, Paul Guez and their affiliated companies, Azteca and/or Commerce, entities in which Hubert Guez and Paul Guez have controlling interests.

The following table represents charges from the affiliated companies pursuant to Innovo Group’s relationship with them related to its Private Label Division:

	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		2004	2005
Supply agreement / Purchase order arrangements	$31,303	$67,225	$60,973	$19,986
Verbal facilities agreement	318	860	724	302
Principal and interest payments on note payable	482	863	1,058	1,059
Earn-out due to Sweet Sportswear	694	1,566	1,323	244

Supply agreement/Purchase order arrangement

In July 2003, IAA entered into the Blue Concept asset purchase agreement, as described in “Note 1 – Background and Basis of Presentation.” Simultaneous with the Blue Concept asset purchase agreement, IAA entered into a non-exclusive Supply Agreement with AZT International SA de CV, a Mexican corporation and wholly owned subsidiary of Azteca, or AZT, for the purchase of denim products to be sold to AEO. Under the terms of the Supply Agreement, AZT agreed that the purchase price on the products supplied would provide for a margin per unit of 15%. The Supply Agreement expired on July 17, 2005 and Innovo Group continued to use AZT as a supplier on a purchase order basis under similar terms. Upon completion of the sale of Private Label Division, Cygne assumed a portion of the amounts owed to AZT under this purchase order supply arrangement.

Earn-out due to Sweet Sportswear LLC

The Blue Concept asset purchase agreement also provided for the calculation and payment, on a quarterly basis, to Sweet Sportswear LLC, an entity owned by Hubert and Paul Guez, of an amount equal to 2.5% of the gross sales solely attributable to AEO. Under the terms of the Cygne APA, Cygne assumed the future liability associated with this payment and accordingly, as of May 12, 2006, Innovo Group no longer had any obligation with respect to this continuing payment. As of November 26, 2005, Innovo Group had a balance due to Sweet Sportswear LLC of $3,079,000 under this obligation.

Verbal facilities agreement

Until mid-July 2006, Innovo Group also utilized space under a verbal month-to-month arrangement with Azteca for its headquarters and principal executive offices. Under this arrangement, the Private Label Division pays a flat monthly fee and its other branded business pay a per unit charge for branded inventory shipped. These fees paid to Azteca are for allocated expenses associated with the use of office and warehouse space and expenses in connection with maintaining such office and warehouse space. These allocated expenses include, but are not limited to, rent, security, office supplies, machine leases and utilities. As of July 13, 2006, Innovo Group no longer had any obligation to pay Azteca under the verbal facilities arrangement.

Principal and interest on note payable

Innovo Group had originally incurred long-term debt in connection with the purchase of the Blue Concept Division from Azteca. IAA originally issued a seven-year unsecured, convertible promissory note in the original principal amount of $21.8 million, or the Blue Concept Note. The Blue Concept Note bore interest at a rate of 6% and required payment of interest only during the first 24 months and then was fully amortized over the remaining five-year period. On March 5, 2004, after stockholder approval, a portion of the Blue Concept Note was converted into 3,125,000 shares of common stock at a value per share of $4.00. Under the terms of the Cygne APA, Cygne assumed the remaining principal balance of the Blue Concept Note and on May 12, 2006, pursuant to the closing of the transaction, Azteca released Innovo Group from any and all remaining obligations under the Blue Concept Note.

Aggregate balances by entities

As of May 27, 2006 and November 26, 2005, respectively, the balances due (to) or due from these related parties and certain of their affiliates related to the Private Label Division are as follows:

	(in thousands)
	2004	2005
Commerce Investment Group	$1,996	$5,660
Sweet Sportswear, LLC	(1,756)	(3,079)
Blue Concepts, LLC/Yanuk	58	58

	$298	$2,639

Upon completion of the sale of the Private Label Division, Cygne assumed the aggregate liability in the amount of $2,500,000 owed to Commerce and its affiliates. The remaining balance due to Commerce Investment Group and affiliates after the completion of the transaction with Cygne was approximately $2,966,000.

4. Inventories

Inventories are stated at the lower of cost, as determined by the first-in, first-out method, or market. Inventories consisted of the following (in thousands):

	2004	2005
Finished goods	$1,125	$511
Less allowance for obsolescence and slow moving items	(76)	(145)

	$1,049	$366

The Private Label Division recorded charges to its inventory reserve allowance of $69,000 and $76,000 in fiscal 2005 and 2004, respectively.

5. Accounts Receivable

Accounts receivable consist of the following (in thousands):

	2004	2005
Non-recourse receivables assigned to factor	$5,060	$3,654
Recourse receivables assigned to factor	63	70

Total receivables assigned to factor	5,123	3,724
Allowance for customer credits and doubtful accounts	(38)	(67)
Net loan balance from factor	(5,142)	(3,787)

Due to factor	$(57)	$(130)

Non-factored accounts receivable	157	31
Allowance for customer credits and doubtful accounts	(56)	(23)

Accounts receivable and due from factor, net of allowance	$101	$8

As of November 26, 2005 and November 27, 2004, there were $70,000 and $63,000, respectively, of client recourse receivables assigned to factor for which the Private Label Division bears collection risk in the event of non-payment by the customers. The Private Label Division records its accounts receivable on the balance sheet net of receivables factored with CIT. Further, in the event its loan balance with CIT exceeds the face value of the receivables factored with CIT, the Private Label Division records the difference between the face value of the factored receivables, net of allowances and the outstanding loan balance as a liability on its balance sheet as “Due to Factor.”

CIT Commercial Services

On June 1, 2001, Innovo Group’s Innovo and Joe’s subsidiaries (“Joe’s”), and on September 10, 2001, its IAA subsidiary, which includes the operations of its Private Label Division, entered into accounts receivable factoring agreements with CIT. Subsequent to these agreements, the subsidiaries also entered into inventory security agreements, collectively referred to as the Factoring Facilities. These Factoring Facilities give Innovo Group, through its operating subsidiaries, the ability to obtain advances against factored receivables for up to 85% of the face amount of the factored receivables, on either a recourse or non-recourse basis depending on the creditworthiness of the customer and also allow Innovo Group to borrow up to 50% of the value of certain eligible inventory. CIT has the ability, in its discretion at any time or from time to time, to adjust or revise any limits on the amount of loans or advances made to it pursuant to the Factoring Facilities. As further assurance to enter into the Factoring Facilities, cross guarantees were executed by and among Innovo Group, Innovo, Joe’s and IAA, to guarantee each subsidiaries’ obligations and in November 2004, upon request by CIT, Innovo Group’s Chairman, Sam Furrow, executed a personal guarantee for up to $1,000,000. During fiscal 2006, this personal guarantee by Mr. Furrow allowed Innovo Group to obtain advances under the existing Factoring Facilities.

These Factoring Facilities may be terminated by CIT upon 60 days prior written notice or immediately upon the occurrence of an event of default, as defined in the agreement. The agreements may be terminated by Innovo Group or its subsidiaries, upon 60 days advanced written notice prior to June 30, 2007 or earlier provided that the minimum factoring fees have been paid for the respective period.

The factoring rate that Innovo Group pays to CIT to factor accounts, on which CIT bears some or all of the credit risk, is at 0.4% and the interest rate associated with borrowings under the inventory lines and factoring facility is at the Chase prime rate. As of May 12, 2006, the Chase prime rate was 7.75%.

In addition, in the event Innovo Group needs additional financing, Innovo Group has also established a letter of credit facility with CIT to allow it to open letters of credit for a fee of 0.25% of the letter of credit face value with international and domestic suppliers, subject to availability on the inventory line of credit.

As of November 26, 2005, the Private Label Division’s had $3,657,000 of factored accounts receivable, net of allowances, with CIT and a loan balance of $3,787,000. The Private Label Division had no open letter of credits outstanding. In connection with the transaction, CIT entered into a release and parity agreement with IAA and Cygne’s factor.

6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	Useful lives (years)	2004	2005
Computer and equipment	2-7	$121	$127
Furniture and fixtures	3-7	23	23
Leasehold improvements	5	18	20

		162	170
Less accumulated depreciation and amortization		(62)	(111)

Net property and equipment		$100	$59

Depreciation expense was $24,000, $47,000, $48,000 and $10,000 for the period November 27, 2005 to May 12, 2006, the fiscal years ended November 26, 2005 and November 27, 2004, and the period July 27, 2003 to November 29, 2003, respectively.

7. Intangible Assets

Identifiable intangible assets resulting from acquisitions consist of the following (in thousands):

	2004	2005
Private label customer relationship, net of $1,806 and $3,126 accumulated amortization for 2004 and 2005, respectively	11,394	10,074

	$11,394	$10,074

The identifiable intangible assets are amortized using the straight line method over a life of 10 years. Amortization expense related to the customer relationship and acquired purchase orders related to the Blue Concept asset purchase was $605,000, $1,320,000, $1,320,000 and $869,000 for the period November 27, 2005 to May 12, 2006, the fiscal years ended November 26, 2005 and November 27, 2004, and the period July 27, 2003 to November 29, 2003, respectively.

Aggregate amortization expense would be approximately $715,000, $1,320,000, $1,320,000, $1,320,000, $1,320,000 and $3,474,000 for the remainder fiscal year 2006 and fiscal years 2007, 2008 2009, 2010 and thereafter, respectively.

8. Long-Term Debt

Long-term debt during the periods presented consists of the following (in thousands):

	( in thousands )
	2004	2005
Promissory note to Azteca (Blue Concepts)	$9,300	$8,762
Less current maturities	673	1,677

Total long-term debt	$8,627	$7,085

The promissory note owed to Azteca attributable to the Private Label Division is more fully described in “Note 3 – Related Party Transactions.” The remaining balance of $7,937,000 was assumed by Cygne on May 12, 2006.

Principal maturities of long-term debt, as of November 26, 2005 are as follows (in thousands):

2006	1,677
2007	1,781
2008	1,891
2009	2,007
2010	1,406

Total	$8,762

9. Supplemental Cash Flow Information

	For the period July 27, 2003 to November 29,2003	Year ended		For the period November 27, 2005 to May 12, 2006
		2004	2005
Significant non-cash transactions
On May 12, 2006, the Company recognized a non-cash loss on sale of private label assets	$—	$—	$—	$2,392
In fiscal 2004, the Company converted of its related party long-term debt for 3,125,000 shares of the parent’s common stock	—	12,500	—	—
In October 2003, the Company exchanged its related party long-term debt for 1,000,000 shares of the parent’s common stock	2,094	—	—	—
In November 2003, the Company decreased goodwill upon finalizing its purchase price allocation	(1,868)	—	—	—
Additional cash flow information
Cash paid during the year for interest	480	980	1,064	376
Cash paid during the year for income taxes	—	—	—	—